EXHIBIT 23.6

Consent of Darryl Clark

The undersigned hereby consents to the use of and reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form S-8 of IsoEnergy Ltd. being filed with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Darryl Clark
Darryl Clark, P.Geo.

Dated: June 9, 2025